EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following is a description of the material terms of our capital stock included in our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Amended and Restated Bylaws (our “Bylaws”). This description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We encourage you to read our Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for more information.

General

Our authorized capital stock consists of:

•	49,000,000 shares of common stock, par value $0.0001 per share; and

•	1,000,000 shares of preferred stock, par value $0.0001 per share.

Our common stock is the only class or series of our securities which has been registered under Section 12 of the Exchange Act.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available thereof. Holders of our common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action.

Dividend Rights. Holders of our common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. We do not intend to pay cash dividends in the foreseeable future and there is no guarantee that additional dividends will be declared and paid at any time.

Liquidation and Dissolution Rights. Upon our liquidation or dissolution, the holders of our common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding.

Other Rights and Restrictions. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Our common stock is not subject to redemption by us. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of common stock to transfer the stockholder’s shares of common stock. If we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Market Information. Our common stock is traded on The Nasdaq Capital Market under the symbol “TSSI”.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

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Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The existence of some provisions of our Certificate of Incorporation and Bylaws could discourage, delay or prevent a change in control of our Company that a stockholder may consider favorable. These include provisions:

•	providing that our board of directors fixes the number of members of the board and fills all vacancies on the board of directors;

•	providing for the division of our board of directors into three classes with staggered terms;

•	limiting who may call special meetings of stockholders;

•	prohibiting stockholder action by written consent, thereby requiring stockholder action to be taken at a meeting of the stockholders;

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•	advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

•	establishing supermajority vote requirements for certain amendments to our Certificate of Incorporation and By-Laws; and

•	limiting the right of stockholders to remove directors.

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